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EXHIBIT 23(b)

Independent Auditors' Consent

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-103200 of The Cincinnati Gas & Electric Company on Form S-3 of our report dated February 12, 2003, insofar as it expressed an opinion on the separate financial statements of The Cincinnati Gas & Electric Company, appearing in the Annual Report on Form 10-K of The Cincinnati Gas & Electric Company for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 26, 2003

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  EXHIBIT 23(b)